Exhibit 99.1

Text of Press Release

FOR IMMEDIATE RELEASE

Investor Contact:	Kevin F. McLaughlin, Executive Vice President and Chief Financial Officer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or kevin.mclaughlin@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED
Reports Second Quarter 2004 Financial Results and
Provides Update on Plenaxis® Commercialization and
Clinical Development Programs

Waltham, MA —July 30, 2004 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced consolidated financial results for the three and six months ended June 30, 2004.

Second Quarter 2004 Results

The Company’s net loss for the three months ended June 30, 2004 was approximately $14,842,000, or $0.28 per diluted share, compared to a net loss of approximately $15,550,000, or $0.30 per diluted share, for the three months ended June 30, 2003.  Total revenues during the second quarter of 2004 were approximately $673,000, compared to zero for the corresponding period in 2003.  This increase in revenues was driven by sales of Plenaxis®, the Company’s first product, which in late 2003 was granted approval by the United States Food and Drug Administration (FDA) for use in certain advanced symptomatic prostate cancer patients.  Sales of Plenaxis® in the second quarter of 2004 were $645,000.  This represents the first full quarter of product sales where distributor stocking of inventory was not a significant factor.

The decreased net loss for the three months ended June 30, 2004, compared to the three months ended June 30, 2003, was due to several factors.  First, during the second quarter of 2004, the Company had Plenaxis® sales revenues, as well as a small amount of licensing revenue resulting from the amortization of a $2.0 million payment received under the Schering AG agreement, compared to no revenues in the prior year.  In addition, because of the lower levels of regulatory, preclinical and manufacturing development activities for Plenaxis® and Apan, the Company’s investigational drug candidate for Alzheimer’s disease, research and development expenses were reduced significantly versus the prior year period.  Offsetting these factors was a significant increase in sales and marketing expenses resulting from the hiring of the field force and the establishment of the commercial infrastructure to support the launch of Plenaxis® in the United States.  Finally, net interest income was reduced due primarily to the refinancing of the mortgage on the Company’s facility to a fixed rate and lower average cash, cash equivalents and marketable securities balances during the second quarter of 2004.

For the six months ended June 30, 2004, net loss was approximately $30,222,000, or $0.58 per diluted share, compared to a net loss of approximately $26,965,000, or $0.52 per diluted share, for the six months ended June 30, 2003.  Total revenues for the first six months of 2004 were approximately $1,134,000, including approximately $1,056,000 in sales of Plenaxis®, compared to zero for the corresponding period in 2003.   At June 30, 2004, the Company had cash, cash equivalents and marketable securities of approximately $111,458,000, compared to approximately $143,192,000 at December 31, 2003.  The Company continues to believe that through management of its operating expenses, it will end the year with cash, cash equivalents and marketable securities in the range of approximately $60.0 million to $70.0 million.

Plenaxis® Update

In late January 2004, the Company launched its lead product, Plenaxis®, for the treatment of a defined subset of advanced symptomatic prostate cancer patients.  During the first half of 2004, the Company focused on launching Plenaxis® by building a full commercial infrastructure.  Included within this build-up was the hiring and training of a field sales force of approximately 40 individuals as well as the establishment of the Plenaxis® User Safety (PLUS) Program.  Physicians who intend to prescribe Plenaxis® must first enroll in the PLUS Program.  All of the field force has been hired, trained and is now calling on physicians and, as of today, the Company has enrolled approximately 3,000 physicians in the PLUS Program, with more than 10% having already purchased Plenaxis®.

“Given our success in enrolling a large number of physicians in our PLUS Program, we have begun to shift our focus,” stated William K. Heiden, the Company’s President and Chief Operating Officer. “While educating new physicians and enrolling them in the PLUS Program will be important to the long-term success of Plenaxis®, our current efforts in the field are focused principally towards assisting PLUS-enrolled physicians to take the next step and become Plenaxis® prescribers.  We have seen evidence of the success of this strategy in a trend of increasing weekly sales which began in the latter portion of the second quarter.  We expect to see Plenaxis® sales continue to build quarter on quarter over the course of the year.”

Longer-term, the Company continues to believe that the revenue opportunity for Plenaxis® may represent 15% or more of the $1.2 billion hormone therapy market for prostate cancer in the United States.

Earlier this quarter, the Company announced that it had entered into a license, supply and distribution agreement with Schering AG, of Berlin, Germany, for the commercialization of Plenaxis® across Europe, Russia, the Middle East, South Africa, Australia and New Zealand.  The agreement provides for a combination of upfront, regulatory approval and performance-based milestone payments, as well as a share of revenue through transfer price payments for drug product which will be supplied by the Company.  The transfer price will vary based upon net sales of Plenaxis®, as well as pricing and reimbursement levels, in the licensed territory.  The milestone payments to the Company may total over time up to approximately $90.0 million, dependent upon Euro/U.S. Dollar conversion rates and the attainment of specified annual sales levels, which the majority of the milestone payments are conditioned upon.  The overall financial terms are intended, depending upon performance levels, to approximate an equal sharing of the value of the product.

Also previously disclosed, in June 2003, the Company initiated the regulatory review process in the European Union with the submission of a Marketing Authorisation Application (MAA) in Germany seeking approval to market Plenaxis® for the treatment of a broad population of hormonally responsive prostate cancer patients.  The European registration process is ongoing and the Company anticipates that the German Federal Institute for Drugs and Medical Devices (BfArM) will complete its review of the MAA by late 2004/early 2005.  Assuming favorable action by the BfArM, the Company, with the cooperation and assistance of its partner, Schering AG, plans to seek additional European Union member state approvals under the Mutual Recognition Procedure.

Commenting on the results of the second quarter, Malcolm L. Gefter, Ph.D., PRAECIS’ Chairman and Chief Executive Officer stated, “The first half of 2004 has been an exciting time for PRAECIS as we launched our first product and integrated commercial operations into the

Company.  We are also maintaining a strong focus on our pipeline to further the clinical development of Apan and PPI-2458, both promising investigational compounds for the treatment of complex diseases, and are continuing to strengthen our technology platform with Direct Select.”

Apan for Alzheimer’s Disease

The Company anticipates completing its Phase 1b dose escalation study in Alzheimer’s disease patients during the second half of 2004.  This study is designed to determine the maximum tolerated dose of its investigational drug candidate, Apan, in Alzheimer’s patients.  During the second half of 2004, the Company also anticipates initiating a Phase 1/2a study that will evaluate the safety and efficacy of a multiple dose regimen of Apan administered to Alzheimer’s patients, assuming FDA concurrence on the protocol and on safety based upon its review of chronic toxicology studies.

PPI-2458 for Non-Hodgkin’s Lymphoma

The Company recently announced that it has received clearance from the FDA to resume its clinical development program for PPI-2458.  The Company expects to initiate a Phase 1 clinical trial of PPI-2458 in non-Hodgkin’s lymphoma during the second half of 2004.  PPI-2458 is a novel, proprietary, orally-active molecule that acts by irreversibly inhibiting the enzyme methionine aminopeptidase type 2, or MetAP-2.  The Company is also evaluating the potential utility of PPI-2458 in treating other cancers and inflammatory diseases, including rheumatoid arthritis.  The July 20, 2004 issue of the Proceedings of the National Academy of Sciences features a manuscript on certain preclinical research results of PPI-2458 in the treatment of rheumatoid arthritis.

Technology and Other Programs

The Company continues to dedicate resources to developing and expanding its Direct Select Technology platform.  The Company believes that through the creation of vast libraries of drug-like molecules, Direct Select Technology will allow it to more rapidly and directly identify compounds with a higher affinity and specificity than has been routinely possible using traditional drug discovery methods or its existing LEAP™ technology.  The Company intends to use this technology in identifying new compounds for internal development, and also intends to seek partnering opportunities with other companies to leverage this discovery platform.

As previously disclosed, the Company developed a simple, non-invasive investigational diagnostic test for endometriosis based on the presence of unique molecules in the serum of disease sufferers.  The Company believes that additional validation is required in a clinical setting in order to assess the test’s applicability.  The Company does not intend to commercialize this test independently, but will continue to evaluate potential partners for this program.

Separately, the Company announced that William R. Ringo will be leaving the Board of Directors in conjunction with his assuming the position of Chief Executive Officer, President and Director of Abgenix, Inc.  “We wish Bill well in his new endeavor and thank him for the years of valuable service that that he provided to the Company as a member of our Board,” stated Dr. Gefter.

There will be a conference call to discuss this press release today beginning at 9:00 a.m. (EDT).  This call will be broadcast live over the Internet at http://www.praecis.com under “Investors.”  A telephonic replay of this call will be available beginning at 12:00 Noon (EDT), until midnight Friday, August 6, 2004, by calling 888-203-1112 (domestic toll-free) or 719-457-0820, and entering the passcode 200606.  This press release, including the financial results relating to PRAECIS’ second quarter, is also available on PRAECIS’ web site under “News.”

The Company is planning to report third quarter 2004 results on October 29, 2004.  For information regarding live webcasts and investment community conference calls related to third quarter 2004 results, please refer to http://www.praecis.com approximately one week prior to the financial reporting release date.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies to address significant unmet medical needs.  PRAECIS has received approval from the FDA to market Plenaxis® (abarelix for injectable suspension) in the United States. PRAECIS employed its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology in the development of Plenaxis®.  PRAECIS also has an innovative product pipeline, including clinical programs in Alzheimer’s disease and non-Hodgkin’s lymphoma, as well as discovery programs in oncology, inflammation and anti-viral therapies.

About Plenaxis®

Plenaxis® is indicated for the palliative treatment of men with advanced symptomatic prostate cancer, in whom LHRH agonist therapy is not appropriate and who refuse surgical castration, and have one or more of the following: (1) risk of neurological compromise due to metastases, (2) ureteral or bladder outlet obstruction due to local encroachment or metastatic disease, or (3) severe bone pain from skeletal metastases persisting on narcotic analgesia.  Plenaxis® is not indicated in women or children.

For safety reasons, Plenaxis® was approved with marketing restrictions.  Only physicians who have enrolled in the PLUS Program, based on their attestation of qualifications and acceptance of responsibilities, may prescribe Plenaxis®.

Immediate-onset systemic allergic reactions, some resulting in hypotension or syncope, have occurred after administration of Plenaxis®.  These immediate-onset reactions have been reported to occur following any administration of Plenaxis®, including after the initial dose.  The cumulative risk of such a reaction increases with the duration of treatment.  In a clinical trial of patients with advanced, symptomatic prostate cancer, 3 of 81 (3.7%) patients experienced an immediate-onset systemic allergic reaction within minutes of receiving Plenaxis®.  Following each injection of Plenaxis®, patients should be observed for at least 30 minutes in the office and, in the event of an allergic reaction, managed appropriately.  The effectiveness of Plenaxis® in suppressing serum testosterone to castrate levels decreases with continued dosing in some patients.  Effectiveness beyond 12 months has not been established.  Treatment failure can be detected by measuring serum total testosterone concentrations just prior to administration on Day 29 and every 8 weeks thereafter.

Full prescribing information for Plenaxis® can be found at www.plenaxis.com.

This news release contains forward-looking statements, including, but not limited to, statements regarding the Company’s commercialization plans for Plenaxis®  for the treatment of advanced symptomatic prostate cancer patients, the Company’s expectations for sales of Plenaxis®, the Company’s cash position, the Company’s commercialization plans for Plenaxis® in Europe and other territories outside of the United States, the review of a Marketing Authorisation Application in

Europe for Plenaxis®  for the treatment of hormonally responsive prostate cancer, the Company’s clinical trials for Apan and PPI-2458, and the Company’s expected financial position.  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the Company’s ability to retain its sales force and successfully commercialize Plenaxis®, the Company’s ability to manufacture or have manufactured Plenaxis® on a commercial scale, the timing and content of decisions made by the FDA or foreign regulatory authorities, unexpected results in ongoing and future clinical or preclinical trials, the need for additional research and testing, including as a result of unanticipated determinations by the FDA or foreign regulatory authorities, unexpected expenditures, and the performance of the Company’s corporate collaborator under its collaboration agreement, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2004.

Plenaxis® and the PLUS Program™ are trademarks of PRAECIS PHARMACEUTICALS INCORPORATED

PRAECIS PHARMACEUTICALS INCORPORATED

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004

Revenues:
Product sales	$—	$645	$—	$1,056
Licensing and other revenues	—	28	—	78
Total revenues	—	673	—	1,134

Costs and expenses:
Cost of goods sold	—	146	—	1,280
Research and development	12,343	7,760	21,100	15,675
Sales and marketing	1,066	5,181	2,090	9,424
General and administrative	2,519	2,401	4,569	5,178
Total costs and expenses	15,928	15,488	27,759	31,557

Operating loss	(15,928)	(14,815)	(27,759)	(30,423)

Interest income (expense), net	378	(27)	794	201

Net loss	$(15,550)	$(14,842)	$(26,965)	$(30,222)

Basic and diluted net loss per share	$(0.30)	$(0.28)	$(0.52)	$(0.58)

Weighted average number of basic and diluted shares outstanding	51,842	52,332	51,831	52,239

PRAECIS PHARMACEUTICALS INCORPORATED

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2003	June 30, 2004

Cash and cash equivalents	$15,687	$12,733
Marketable securities	127,505	98,725
Other current assets	726	3,938
Net fixed assets and other assets	68,560	66,445

Total assets	$212,478	$181,841

Current liabilities	$10,937	$8,973
Long-term liabilities	31,880	33,480
Total stockholders’ equity	169,661	139,388

Total liabilities and stockholders’ equity	$212,478	$181,841